Exhibit 10.12

March 10, 2022

Dr. Maria Vilenchik

45 Ridge Rd

Waban, MA 02468

Dear Masha,

The following (“Letter Agreement” and/or “Agreement”) will set forth the terms and conditions of your employment with Felicitex Therapeutics, Inc. (“Felicitex” or “Company”).

1. Position; Duties.

(a) During your employment under this Letter Agreement and subject to Section 5(b), you will serve in a full-time capacity as acting Chief Executive Officer of the Company. While you service in the position of Chief Executive Officer, you will report to the Board of Directors of Felicitex (the “Board”). You will have such duties and responsibilities, commensurate with your position, as will be determined from time to time by the Board. Your employment with the Company under this Letter Agreement will commence on January 1, 2022 as long as you return an executed copy of this Letter Agreement to the Company (which employment commencement date, for purposes of this Letter Agreement, will be hereafter referred to as the “Effective Date”).

(b) Your principal place of employment will be the offices of the Company currently located in Natick, Massachusetts. You will also be required to travel to other Company locations, if the Company opens additional locations, or for other business reasons, including management meetings in Chester Springs, Pennsylvania, client visits and industry conferences, from time to time in the course of performing your duties for the Company.

(c) By signing this Letter Agreement, you represent and warrant to the Company, as of the Effective Date, that:

(i) you are not under, subject to or otherwise obligated by any contractual commitments (including, without limitation, any non-competition, non-solicitation, proprietary information and inventions, members’, shareholders’, investors’ or similar agreements) that will be inconsistent with your obligations to the Company or any of its affiliates, or that would be breached by or would prevent or interfere with your execution of this Letter Agreement or your obligations under this Letter Agreement to the Company, other than your existing employment agreement with the Company, if any, which you acknowledge and agree is superseded in all respects by this Letter Agreement; and

(ii) you have no holdings in the capital stock or equity interests of any company (other than Felicitex Therapeutics, UAB, a Lithuania Company formed to collaborate with the Company on obtaining grant funds in Europe, and any investment in stock or other interest of an entity or any of its direct or indirect subsidiaries listed on a national securities exchange or quotation system or traded in the over-the-counter market if you do not, directly or indirectly, hold in the aggregate more than a total of one percent (1%) of all such shares of stock or other interest issued and outstanding) that is in competition with any line of business conducted by the Company or any of its affiliates.

Felicitex Therapeutics, Inc., 27 Strathmore Rd., Natick MA 01760 Tel: (919) 215-0025

2. Salary. You will be paid a salary at the annual calendar year rate of $160,000 (the “Base Salary”), until such time the Company raises a minimum of $10,000,000 in an equity capital raise, at which time the base rate shall increase to $250,000, payable in accordance with the Company’s standard payroll practices for salaried employees, but in any event not less frequently than monthly. The Base Salary will begin to accrue on and from the Effective Date and will be subject to annual review and adjustment (but not reduction) pursuant to the Company’s employee compensation policies in effect from time to time.

3. Incentives. You will be eligible for the following incentives.

(A) Bonus. An annual bonus for the achievement of Milestones established by the Compensation Committee of the BOD of up to 30% of Base Compensation.

(B) Collaboration Bonus. You will receive a cash bonus equal to 2% of any “upfront payment” on any collaboration agreement reached with a pharmaceutical company, so long as the negotiations were initiated during your employment with the company. For the sake of clarity, should the company receive an upfront payment of $10,000,000 to develop a drug for a pharmaceutical company, you shall receive a bonus equal to $200,000 upon receipt of the upfront payment.

(C) Equity. You will receive a grant of nonqualified stock options exercisable into 2,000,000 shares of common stock that shall vest quarterly at a rate 1/16 per quarter over a period of four years beginning January 1, 2022. In addition, you will receive a grant of nonqualified stock options exercisable into 3,000,000 shares of Common stock that shall vest upon the achievement of milestones including:

(a)	IND approval for first indication – 16.67%
(b)	IND approval for second indication – 16.67%
(c)	IND approval for third indication – 16.67%
(d)	First patient dosed in first Phase IIb Trial – 16.67%
(e)	First patient dosed in second Phase IIb Trial - 16.67%
(f)	First patient dosed in third Phase IIb Trial - 16.67%

(D) Additional Equity. You will receive a grant of nonqualified stock options exercisable into 200,000 shares of common stock on the date the Company receives grant of nondilutive funding from any US Agency to conduct research.

(E) The options shall be exercisable at a price per share not to exceed fair market value on the date of grant. The grant shall provide for a cashless exercise at the option of the recipient in the event of an exit. As of December 30, 2021, the value per share was $.34 per share per 409A valuation prepared by Carta.

4. Other Benefits. During your employment with the Company, you will be eligible to participate in the Company’s benefit plans made available to other executive officers of the Company and their families, including, but not limited to, any 401(k), or defined benefit plan, any group health insurance plan, dental insurance plan, life insurance plan, and long and short term disability insurance plans, and any fringe benefit plans and programs, in accordance with standard terms and conditions of such plans offered by the Company. Such plans are subject to change or termination from time to time at the discretion of the Company. The Company will provide you with 25 days of paid time off per year, and phone allowance of up to $100 per month.

5. General Expense Reimbursement. During your employment, the Company will reimburse you for all reasonable business-related expenses that you incur on the Company’s behalf or in connection with carrying out your duties for the Company, including, but not limited to, expenditures that you make in connection with travel, entertainment and miscellaneous expenses. To obtain such reimbursement, you must timely submit reasonable documentation of such expenses in accordance with the standard policies and procedures established by the Company as in effect from time to time.

6. Period of Employment; Future Responsibilities.

(a) Your employment with the Company will be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause, upon written notice to the other party. Although, subject to the terms of this Letter Agreement, your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(b) While you will initially serve as the Company’s Chief Executive Officer, the Board may elect to hire a successor Chief Executive Officer, at which point you will serve as Chief Scientific Officer for the Company. Following the appointment of a successor Chief Executive Officer, you will report to the Chief Executive Officer of the Company. You will then have such duties and responsibilities, commensurate with your new position, as will be determined from time to time by the Chief Executive Officer. Notwithstanding any change of position, your Base Salary, Bonus, Collaboration Bonus and Equity Compensation, or benefits will not be reduced.

(c) Subject to and notwithstanding the other provisions of this Letter Agreement, if your employment with the Company is terminated for any reason, including death or Disability, you will be entitled to receive:

(i) your Base Salary (as in effect at the time of your termination of employment) through the date on which your employment terminates (the “Date of Termination”); payable on the pay date immediately following the Date of Termination;

(ii) unpaid qualified expense reimbursements through the Date of Termination; and

(iii) all other amounts due to you pursuant to applicable law and the plans, policies, and practices of the Company (the foregoing subparagraphs (i)-(iii) collectively, the “Accrued Obligations”).

(d) Additional Payments Upon Termination Without Cause or For Good Reason. If your employment is terminated by the Employer without Cause or by you for Good Reason, and subject to the conditions set forth in Paragraph 6(e) as well as all post-employment covenants set forth in this Letter Agreement, you will be entitled to receive continued payment of your Base Salary in effect on the Date of Termination (disregarding any reduction constituting Good Reason) for a period of twelve (12) months following the Date of Termination in accordance with the Employer’s standard payroll practices; provided, however, the continued payments shall cease upon your obtaining gainful employment or self-employment thereafter prior to the expiration of the three-month period.

(e) Release of Claims; Timing. Notwithstanding anything in this Letter Agreement to the contrary, as a condition to receiving any benefits and payments under Paragraph 6(b)(ii) (other than Accrued Obligations) with respect to termination without Cause or for Good Reason, you (or your estate or representative, as applicable) will be obligated to execute, within thirty (30) days following your Date of Termination (the “Release Period”) a general release of claims in favor of the Employer, substantially in the form attached hereto as Exhibit B, which release shall have become effective and irrevocable in its entirety. Your failure or refusal to sign the release (or your revocation of such release in accordance with applicable law) will result in the forfeiture of the payments under said Paragraph 6(b)(ii) and the repayment of any amounts already paid to you thereunder (other than Accrued Obligations). Notwithstanding anything in this Letter Agreement to the contrary, in the event that the Release Period overlaps two (2) calendar years, unless otherwise permitted by Section 409A of the Internal Revenue Code, as amended (the “Code”), any benefits and payments under Paragraph 6(b)(ii) (other than Accrued Obligations) that would have been made during such first calendar year shall instead be withheld and paid on the first payroll date in such second calendar year, with all remaining payments to be made as if no such delay had occurred.

(f) Compliance with Obligations. If, following a termination of employment you breach, in any material respect, any provision of Paragraphs 7 and 8 of this Letter Agreement, including any provision of the Employee Proprietary Information and Inventions Assignment Agreement attached hereto as Exhibit C (the “EPIIA Agreement”), you will not be eligible, as of the date of such breach, for any of the payments described under Paragraph 6(b)(ii) (other than Accrued Obligations) and any and all obligations and agreements of the Employer with respect to such payments shall thereupon cease.

(g) Effect of Termination. The termination of your employment for any reason will constitute your resignation from (i) any director, officer or employee position you have with the Company or any affiliate thereof and (ii) all fiduciary positions (including as a trustee) you hold with respect to any employee benefit plans or trusts established by the Company or any of its affiliates. You hereby agree that this Letter Agreement will serve as written notice of resignation in this circumstance.

7. Outside Activities.

(a) Exclusive Services. During your employment with the Company, you will not engage in any other gainful employment, business or activity that materially interfere with the performance of your duties under this Agreement, without the written consent of the Company; provided that, for the avoidance of doubt, you shall be permitted to (x) act or serve as a director, trustee, committee member or hold similar positions of other organizations, including without limitation, any type of civic, charitable or nonprofit organization and (y) teach, including without limitation, serving as an adjunct professor. In addition, you will not own, directly or indirectly, any capital stock or equity interests of any company which is in competition with any line of business conducted by the Company or any of its affiliates. For the purposes of this Agreement, Felicitex Therapeutics UAB shall not be a company in competition with the Company.

(b) Non-Disparagement. During your term of employment with the Company (i) you will not knowingly and publicly disparage, criticize, or otherwise make any derogatory statements regarding the Company, or any of its respective directors or officers, to any third parties, and (ii) the members of the Board will not knowingly and publicly disparage, criticize, or otherwise make any derogatory statements regarding you to any third parties. Notwithstanding the foregoing, nothing contained in this Letter Agreement will be deemed to restrict you or any other individual or entity from providing truthful information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent you are or such individual or entity is requested or required to provide such information pursuant to applicable law or regulation.

(c) Trade Secrets. In the course of your employment with the Company you have become, and will continue to become, familiar with the trade secrets of the Company and its affiliates (collectively, the “Company Group”) and with other confidential information concerning the business of the Company Group. Because of the foregoing and in further consideration of the compensation and other benefits to be provided to you under this Letter Agreement, you will not during your employment with the Company, and continuing thereafter, directly or indirectly use trade secrets (as such term is defined in Section 3426(1)(d) of the Uniform Trade Secrets Act) of the Company Group in violation of applicable law or violate the EPIIA Agreement.

(d) Non-Solicitation. While you are employed by the Company or any of its affiliates and continuing for a period of two years thereafter, (the “Non-Solicit Period”), you will not, directly or indirectly, (i) knowingly interfere with or attempt to interfere with the relationship between any person who is, or was during the then most recent twelve (12) month period, an employee, officer, representative or agent of the Company or any of its affiliates, or solicit, induce, or attempt to solicit or induce any of them to leave the employ of the Company or any of its affiliates, or violate the terms of its respective contracts, or any employment arrangements, with such entities or hire away or attempt to hire away any such individuals; or (ii) induce or attempt to induce any customer, client, supplier, licensee or other person or entity then having a business relationship with the Company and its affiliates to cease doing business with the Company or any of its affiliates, or in any way knowingly interfere with the relationship between the Company or any of its affiliates and any customer, client, supplier, licensee or other business relationship. As used herein, the term “indirectly” will include, without limitation, the authorized use of your name by any competitor of the Company or any of its affiliates to induce or interfere with any employee or business relationship of the Company or any of its affiliates (provided that general solicitations, advertisements and announcements shall not be deemed to be in violation of this Paragraph).

(e) Non-Competition. While you are employed by the Company or any of its direct or indirect subsidiaries and continuing for a period of one year thereafter, you shall not, directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise, alone or in association with any other person or entity, perform in the United States managerial or management consulting services materially similar to those you provide for the Company or any of its direct or indirect subsidiaries for any business that is in direct competition with the products and services currently offered by the Employer (or any of its direct or indirect subsidiaries).

8. Confidentiality. Like all employees, you will be required, as a condition to your employment with the Employer, to sign the EPIIA Agreement, which is the Employer’s standard form of Employee Proprietary Information and Inventions Assignment Agreement. For all purposes of this Letter Agreement, the covenants contained in the EPIIA Agreement are incorporated herein by reference as if such covenants were set forth herein in full. In addition, the Company agrees not to disclose the existence of this Letter Agreement or anything else regarding your future employment to any third parties until such time as you have notified the Company that you have provided notice of resignation to your current employer.

9. Acknowledgements; Adequate Consideration; Modification; Injunctive Relief.

(a) You acknowledge and agree that the services to be rendered by you to the Company are of a special and unique character; that you have and will continue to obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of your employment; and that the restrictive covenants and other terms and conditions of this Letter Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company. You further acknowledge that the amount of your compensation as set forth in this Letter Agreement is adequate consideration supporting your obligations and the Company’s rights under Paragraphs 6 and 7 of this Letter Agreement; that you have no expectation of any additional compensation or other payment of any kind not otherwise referenced herein in connection with your employment by the Company; that you will not be subject to undue hardship by reason of your full compliance with the terms and conditions of Paragraphs 6 and 7 of this Letter Agreement or the Company’s enforcement thereof. You also acknowledge and agree that the covenants entered into by you in Paragraphs 6 and 7 are essential elements of the parties’ agreement as expressed in this Letter Agreement, are a material inducement for the Company to enter into this Letter Agreement and the breach of any of those covenants would be a material breach of this Letter Agreement.

(b) In the event that any provision of Paragraph 6 or 7 is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to strike any unenforceable provision, or any part thereof, or to revise any provision to the minimum extent necessary to be enforceable to the maximum extent permitted by law.

(c) You further acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Paragraphs 6 or 7 would be inadequate. In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company will be entitled to obtain equitable relief in the form of temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available, without bond or security, restraining you from engaging in the activities prohibited by Paragraphs 6 or 7 of this Letter Agreement, or such other relief as may be required specifically to enforce this Letter Agreement.

10. Withholding. All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes and any other legal deduction or withholding requirements.

11. Section 409A of the Code.

(f) This Letter Agreement is intended to comply with, or meet the requirements of an exemption under Section 409A of the Code, and will be interpreted and construed consistent with that intent. For purposes of determining timing of payment of any nonqualified deferred compensation under this Letter Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of your employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code. For purposes of Section 409A of the Code, your right to receive any installment payments pursuant to this Letter Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Letter Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g) Notwithstanding any other provision of this Letter Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment will be paid (or provided) in accordance with the following:

(i) If you are a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the Date of Termination, then no such payment shall be made or commence during the period beginning on the date of termination and ending on the date that is six (6) months following the date of termination or, if earlier, on the date of your death. Upon the expiration of the foregoing delay period, the amount of any payment that would otherwise be paid to you during the delay period will instead be paid in a lump sum on the fifteenth (15th) day of the first calendar month following the end of the period, and any remaining payments and benefits due under this Letter Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(ii) Payments with respect to reimbursements of expenses shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year. Any right to any reimbursement shall not be subject to liquidation or exchange for another benefit.

(iii) Payments under this Letter Agreement shall not be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

12. Cooperation. You agree that some matters in which you will be involved during your employment may necessitate your cooperation after your Date of Termination. Accordingly, following the termination of your employment for any reason, to the extent reasonably requested by the Board, you shall cooperate with the Company in connection with matters arising out of your service to the Company’ provided that the Company shall make reasonable efforts to minimize disruption of your other activities. The Company shall reimburse you for reasonable expenses incurred in connection with such cooperation.

13. 280G Treatment. Notwithstanding anything in this Letter Agreement to the contrary, in the event you receive severance or other payments or benefits that would be considered “parachute payments” within the meaning of Section 280G of the Code (“Section 280G” and the “Parachute Payments”), and if any portion of the Parachute Payments would be considered “excess parachute payments” as defined in Section 280G, you agree to submit the portion of the Parachute Payments that cause a portion to be considered excess parachute payments for shareholder approval in accordance with the requirements of Section 280G and the regulations promulgated thereunder. You acknowledge that, in connection with the shareholder approval process, you are required to waive your right to receive and/or retain the Parachute Payments in the event shareholders do not validly approve the payments as required by Section 280G. In the event you refuse to sign a 280G waiver if so requested by the Company, payments and/or benefits you might receive (whether severance or otherwise) that are deemed “contingent” on a transaction under Section 280G shall be reduced (but not below zero) so that no portion of the payments and/or benefits will be deemed excess parachute payments (and to the extent any such reduced payments already were paid, you agree to return those amounts to the Company). For purposes of any such reduction, cash payments shall be reduced first, on a pro-rata basis, then payments related to equity grants (whether in the form of vesting acceleration or otherwise), in reverse order of the date of grant, and then any other payments and benefits due to you on a pro-rata basis.

14. Definitions. To the extent not defined herein, Exhibit A to this Letter Agreement sets forth the applicable definitions of capitalized terms in this Letter Agreement.

15. Entire Agreement. This Letter Agreement and its exhibits, including the referrals herein to other documents, plans and agreements, contain all of the terms of your employment with the Company and supersede, as of the Effective Date, any prior understandings or agreements, whether oral or written with the Company or its respective predecessors or affiliates.

16. Severability. The illegality, invalidity or unenforceability of any provision of this Letter Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity, enforceability of any other provision. In addition to, and consistent with the foregoing, although the covenants in Paragraph 6 of this Letter Agreement are considered by the Company and you to be reasonable in all the circumstances, if one or more of such covenants should be held invalid as an unreasonable restraint of trade or for any other reason whatsoever, but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, then such covenants shall apply with such modifications as may be necessary to make them valid and effective.

17. Nonassignability; Binding Agreement. Your rights, duties, obligations or interests under this Letter Agreement will not be assignable or delegable by you. All of the rights and obligations of the Company hereunder will not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets, provided that the assignee or transferee assumes by operation of law or in a writing duly executed by such assignee or transferee all of the liabilities, obligations and duties of the Company contained in this Agreement.

18. Amendment, Governing Law, and Venue. This Letter Agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. This Letter Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state court sitting in the Commonwealth of Massachusetts or any United States federal court located in Boston Massachusetts and agrees that process may be served upon it in any manner authorized by the laws of the Commonwealth of Massachusetts for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process; (b) if any such action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in Boston, Massachusetts; and (c) each of the parties irrevocably waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby.

19. Arbitration. You and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Letter Agreement other than with respect to Sections 6 and 7, which shall be governed by Section 16, or the interpretation, validity, construction, performance, breach, or termination thereof, or your employment by the Company or any termination thereof, will be settled by arbitration to be held at a location in Boston, Massachusetts in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and you each will separately pay its costs and expenses of the arbitration, unless the arbitrator determines otherwise in accordance with applicable law. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be paid by the non-prevailing party as the applicable arbitrator determines otherwise in accordance with applicable law.

20. Counterparts. This Agreement may be executed in two or more counterparts (which may be effectively delivered by facsimile or other electronic means), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this Letter Agreement and the enclosed EPIIA Agreement and returning them to me.

We look forward to your continued success with the Company.

[Signatures appear on following page]

Very truly yours,

Felicitex Therapeutics, Inc.:

By:	/s/ Marc Duey,
Marc Duey, Chairman

I have read and accept this employment offer:

/s/ Maria Vilenchik	Dated:	3/11/2022
Maria Vilenchik

Felicitex Therapeutics, Inc., 27 Strathmore Rd., Natick MA 01760 Tel: (919) 215-0025

Exhibit A

Definitions

For purposes of the Letter Agreement, the terms set forth below will have meanings set forth herein.

“Cause” means (as determined by the Board in good faith):

(a) any willful act or omission by you constituting fraud, dishonesty, disparagement or other malfeasance, which, other than in the event of fraud, is injurious to the financial condition or business reputation of the Employer or any of its affiliates or employees;

(b) your conviction of, or pleading nolo contendere to, any felony or a misdemeanor involving moral turpitude (or the equivalents thereof in any jurisdiction in which the Employer or any of its affiliates conducts business);

(c) any material misrepresentation or significant breach of any of the terms of the Letter Agreement or your failure or refusal to carry out or meet lawful requirements set by, or lawful directions provided by, the Board, as determined by the Board in its sole discretion;

(d) the use (including being under the influence) or possession of illegal drugs by you on the premises of the Employer or any of its subsidiaries or while performing any duties or responsibilities with the Employer;

(e) the material breach by you of any covenant undertaken in the Employer’s bylaws or other governing instruments as currently in effect, any effective equity award agreement, or any written non-disclosure, non-competition, or non-solicitation covenant or agreement with the Employer, which material breach, if capable of cure, has continued unremedied for more than thirty days after the Employer has provided notice theretofore; or

(f) any judgment made by a court of competent jurisdiction or any binding arbitration award made by an arbitral body against you or the Employer or any Employer affiliate (i) in connection with the enforcement of a non-competition agreement or (ii) related to the protection of confidential information, proprietary information or trade secrets of a third party that has the effect of materially diminishing your ability to perform the duties of your position as specified in your employment agreement or the ability or willingness of the Employer to accept your performance of such duties.

Notwithstanding the foregoing, with respect to any proposed termination for Cause under subparagraphs (a), (c), (d) or (e) above which is curable in the reasonable determination of the Employer, the Employer shall provide you with written notice of such assertion of termination for Cause, describing such act(s) allegedly constituting Cause in reasonable detail, at least ten (10) business days prior to the proposed Date of Termination (the “Notice Period”). During the Notice Period, you shall be given an opportunity to cure any such act(s) constituting Cause, or if such act, by its nature, cannot reasonably be expected to be cured within such Notice Period, you shall be given a reasonable opportunity to discuss the situation with the Board prior to expiration of such Notice Period and the parties shall agree on a reasonable extension of the cure opportunity.

“Good Reason” means:

(a) a material decrease in (i) your Base Salary or (ii) the target amount of your Performance Bonus (except, in each of (i) or (ii), as part of a pay reduction plan or other plan applicable to substantially all senior executives of the Employer) or a failure by the Employer to pay material compensation due and payable to you in connection with your employment by the Employer, if such claim is correct in all respects.

(b) a material diminution of your responsibilities at the Employer or any successor company, without your consent, except (i) the appointment of a successor Chief Executive Officer and a corresponding change in your position to one in senior management of the Employer or (ii) that any restructuring, downsizing or outsourcing of any of the Employer’s or an Employer’s affiliate’s functions or headcount do not constitute Good Reason;

(c) a material breach by the Employer of any of the material terms of the Letter Agreement; or

(d) the relocation of your principal place of employment by more than fifty (50) miles without your consent from the current Natick, Massachusetts location;

provided, however, that an event shall constitute Good Reason only if (1) you notify the Employer within thirty (30) days of you learning of the occurrence of the event, (2) the Employer does not cure the event potentially constituting Good Reason within thirty (30) days of receipt of notice from you, and (3) you resign within thirty (30) days of the expiration of the 30-day Employer cure period.

Exhibit B

[Do not sign.]

[Name]

[Address]

This General Release of all Claims (this “Agreement”) is entered into by                   (the “Executive”) and [Felicitex] (the “Employer”), effective as of                        .

In consideration of the promises set forth in the Letter Agreement between the Executive and the Employer, dated _______, 2022, (the “Employment Agreement”), the Executive and the Employer agree as follows:

1. Return of Property. All files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Employer in the Executive’s possession must be returned no later than the date of the Executive’s termination from the Employer (or, in the event of involuntary termination by the Employer without advance notice, within 24 hours thereafter).

2. General Release and Waiver of Claims.

(a) Release by Executive. In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Executive Releasors”) hereby irrevocably and unconditionally release and forever discharge the Employer, its subsidiaries and affiliates and each of their respective officers, employees, directors, members shareholders, parents and agents (collectively, “Employer Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Executive Releasors may have, or in the future may possess, whether known or unknown, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Employer or any parents, subsidiaries or affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive Releasors do not release, discharge or waive any (A) rights to payments, equity, bonuses and benefits and other rights provided under the Employment Agreement that are contingent upon the execution by the Executive of this Agreement and rights under benefit plans and programs of the Employer or its affiliates, (B) rights to any indemnification rights the Executive may have in accordance with the Employer’s governance instruments or under any director and officer liability insurance maintained by the Employer with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Employer, and (C) of their U.S. constitutional rights or privileges. This Section 2(a) does not apply to any Claims that the Executive Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 2(b) of this Agreement.

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Executive Releasors hereby unconditionally release and forever discharge the Employer Releasees from any and all Claims arising under ADEA that the Executive Releasors may have as of the date the Executive signs this Agreement. By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Employer in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this Section, by providing the Employer with a written notice of his revocation of the release and waiver contained in this Section.

(c) Release by Employer. In consideration of the Executive executing and delivering this Agreement, the Employer and each of the Employer’s respective subsidiaries, affiliates, successors and assigns (collectively, the “Employer Releasors”) hereby irrevocably and unconditionally release and forever discharge the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns from any and all Claims, including, without limitation, any Claims under any federal, state, local or foreign law, that the Employer Releasors may have, or in the future may possess, whether known or unknown, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Employer or any parents, subsidiaries or affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof.

(d) No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement. The Employer may assign this Agreement, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to, the Employer.

3. Proceedings.

(a) General Agreement Relating to Proceedings. The Executive has not filed, and except as provided in Sections 3(b) and 3(c), the Executive agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Employer Releasees before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Employer to the Executive under the Employment Agreement or benefit plans and programs of the Employer or its affiliates as described in Section 2(a)(A) or any indemnification rights the Executive may have in accordance with the Employer’s governance instruments or under any director and officer liability insurance maintained by the Employer (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(b) Proceedings Under ADEA. Section 3(a) shall not preclude the Executive from filing any complaint, charge, claim or proceeding challenging the validity of the Executive’s waiver of Claims arising under ADEA (which is set forth in Section 2(b) of this Agreement). However, both the Executive and the Employer confirm their belief that the Executive’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

(c) Certain Administrative Proceedings. In addition, Section 3(a) shall not preclude the Executive from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency. The Executive is, however, waiving his right to recover money in connection with any such charge or investigation. The Executive is also waiving his right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

4. Non-Disparagement. Following your term of employment with the Employer you will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Employer, or any of its respective directors or officers, to any third parties. Notwithstanding the foregoing, nothing contained in this Letter Agreement will be deemed to restrict you from providing truthful information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent you are requested or required to provide such information pursuant to applicable law or regulation.

5. Remedies. In the event that (i) the Executive initiates or voluntarily participates in any Proceeding in violation of this Agreement, or (ii) he fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Employment Agreement, or (iii) he revokes the ADEA release contained in Section 2(b) within the seven-day period provided under Section 2(b), the Employer may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of Paragraph 7(b)(ii) of the Employment Agreement (other than Accrued Obligations (as defined in the Employment Agreement) or terminate any benefits or payments that are subsequently due under Paragraph 7(b)(ii) of the Employment Agreement (other than Accrued Obligations); any such reclamation or termination by the Employer in accordance with this Section 5 shall not operate as a waiver of the release granted herein in the circumstances described in the foregoing clauses (i) and (ii). The Executive acknowledges and agrees that the remedy at law available to the Employer for breach of any of his post-termination obligations under the Employment Agreement or his obligations under Sections 2 and 3 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to measurement in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Employer may have at law or in equity or as may otherwise be set forth in the Employment Agreement, the Employer shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching his post-termination obligations under the Employment Agreement or his obligations under Sections 2 and 3 herein. Such injunctive relief in any court shall be available to the Employer, in lieu of, or prior to or pending determination in, any arbitration proceeding.

The Executive understands that by entering into this Agreement he shall be limiting the availability of certain remedies that he may have against the Employer and limiting also his ability to pursue certain claims against the Employer.

6. Severability Clause. In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

7. Nonadmission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Employer.

8. Governing Law and Forum. This Agreement and all matters or issues arising out of or relating to your employment with the Employer shall be governed by the laws of the Commonwealth of Massachusetts. Any action to enforce this Agreement shall be brought solely in any state court sitting in the Commonwealth of Massachusetts or any United States federal court located in the sitting in Boston, Massachusetts.

9. Notices. Notices under this Agreement must be given in writing, by personal delivery, regular mail or receipted email, at the parties’ respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of the Employer, to the attention of the Employer’s General Counsel. Any notice given by regular mail shall be deemed to have been given three days following such mailing.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Felicitex Therapeutics, Inc.:

By:
Title:

[Name]
Dated:

Exhibit C

FELICITEX THERAPEUTICS, INC.

EMPLOYEE PROPRIETARY INFORMATION AND

INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Felicitex Therapeutics, Inc., its subsidiaries, parents, affiliates, successors and assigns (together, the “Employer”) and the compensation now and later paid to me, I hereby enter into and agree to this Employee Proprietary Information and Inventions Assignment Agreement (the “Agreement”). I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in an employment relationship with, or the duration of my employment relationship with, Employer under any existing agreements between the Employer and me, including but not limited to the Letter Agreement entered into by and between the Employer and me on the date hereof or under applicable law.

1. NONDISCLOSURE.

1.1 Recognition of Employer’s Rights; Nondisclosure. I understand and acknowledge that my employment by the Employer creates a relationship of confidence and trust with respect to the Employer’s Proprietary Information (as defined below) and that the Employer has a protectable interest therein. At all times during my employment and thereafter, I will hold in confidence and will not disclose, use, lecture upon or publish any of the Employer’s Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Employer, or unless an officer of the Employer expressly authorizes such in writing. I will obtain the Employer’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that discloses and/or incorporates any Proprietary Information. I hereby assign to the Employer any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information will be the sole property of the Employer and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2 Proprietary Information. The term “Proprietary Information” will mean any and all confidential and/or proprietary knowledge, data or information of the Employer, its affiliates, parents and subsidiaries, which has economic value as a result of its remaining confidential, whether having existed, now existing, or to be developed during my employment, including information developed by me. By way of illustration but not limitation, “Proprietary Information” includes (a) confidential and/or proprietary trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein (collectively, “Inventions”); (b) confidential and/or proprietary information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Employer business, suppliers and supplier information, and purchasing; (c) confidential and/or proprietary information regarding Collaboration Partners, Customers, and/or Potential Customers (as defined below) of the Employer, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Employer, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to Collaboration Partners, Customers and/or Potential Customers of the Employer and other non-public information relating to Collaboration Partners, Customers and/or Potential Customers, in each case, only to the extent such information is confidential and/or proprietary; (d) confidential and/or proprietary information regarding any of the Employer’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Employer, and other non- public information relating to business partners, in each case, only to the extent such information is confidential and/or proprietary; (e) confidential and/or proprietary information regarding personnel, employee lists, compensation, and employee skills; and (f) any other confidential and/or proprietary information of the Employer which a competitor of the Employer would reasonably be expected use to the competitive disadvantage of the Employer. Notwithstanding the foregoing and Section 1.3, it is understood and agreed that, at all such times, I am free to disclose, use, lecture upon and/or publish information which (i) was known to me prior to employment with the Employer, (ii) is or becomes generally known to the public and/or in the trade or industry through no breach of this Agreement or other act or omission by me, (iii) which is obtained by me from a third party that, to my knowledge, was not contractually restricted from disclosing such information or (iv) which is independently developed by me without using any Proprietary Information. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Employer and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation, including without limitation, with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by applicable law or regulation, including, without limitation, Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. For the purposes of this Agreement, the term “Affiliate” means, with respect to any entity, any other entity directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such entity; or if such entity is a partnership, any general partner of such entity or an entity controlling any such general partner; provided that for purposes of this definition, “control” (including “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of such entity whether through the ownership of voting securities, by contract or otherwise.

1.3 Third Party Information. I understand, in addition, that the Employer has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data, or information (“Third Party Information”). During my employment and thereafter, I will hold Third Party Information in the confidence and will not disclose to anyone (other than Employer personnel who need to know such information in connection with their work for the Employer) or use, except in connection with my work for the Employer, Third Party Information unless expressly authorized by an officer of the Employer in writing or required by applicable law or regulation.

1.4 Term of Nondisclosure Restrictions. I understand that Proprietary Information and Third Party Information is never to be used or disclosed by me, except as permitted by this Section 1. If, however, a court decides that this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Employer agrees that the two (2) year period after the date my employment ends will be the temporal limitation relevant to the contested restriction, provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

1.5 No Improper Use of Information of Prior Employers and Others. During my employment by the Employer I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Employer any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” will mean all trade secrets, patents, copyrights, trade marks, mask works and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Employer are excluded from the scope of this Section 2. To preclude any possible uncertainty, I have set forth on Exhibit 1 (Prior Inventions) attached to this Agreement a complete list of all Inventions relating to Employer’s business and relevant to the subject matter of my employment by Employer and that, to my actual knowledge, I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Employer, that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively, “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit 1 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit 1 for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Employer, I incorporate a Prior Invention into an Employer product, process or machine, the Employer is hereby granted and will have a nonexclusive, royalty- free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, make derivative works of, publicly perform, use, sell, import, and exercise any and all present and future rights in such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Employer Inventions without the Employer’s prior written consent.

2.3 Assignment of Inventions. Subject to Subsection 2.4, I hereby assign, grant and convey to the Employer all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Employer. Inventions assigned to the Employer or its designee are referred to as “Employer Inventions.”

2.4 Unassigned/Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Employer’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (i) relate to the Employer’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Employer. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Employer under any specifically applicable law, regulation, rule, or public policy (“Specific Inventions Law”).

2.5 Obligation to Keep Employer Informed. During the period of my employment and for six (6) months after termination of my employment with the Employer, I will promptly disclose to the Employer fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Employer all patent applications filed by me or on my behalf within six (6) months after termination of employment. At the time of each such disclosure, I will advise the Employer in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Employer in writing all evidence necessary to substantiate that belief. The Employer will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Employer pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6 Ownership of Work Product.

a. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

b. I agree that the Employer will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to the Employer all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for the Employer.

2.7 Enforcement of Proprietary Rights. I will assist the Employer in every proper and reasonable way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Employer Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Employer may reasonably request in writing for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Employer or its designee, including the United States or any third party designated by the Employer. My obligation to assist the Employer with respect to Proprietary Rights relating to such Employer Inventions in any and all countries will continue beyond the termination of my employment, but the Employer will compensate me at a reasonable rate after my termination for the time actually spent by me at the Employer’s request on such assistance and Employer will minimize disruption of my other activities caused by any such assistance.

In the event I breach the first paragraph of this Section 2.7 and the Employer is unable for any reason, after reasonable effort and delivering any required written request to me, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Employer any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned under this Agreement to the Employer.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Employer) of all Proprietary Information developed by me and all Employer Inventions made by me during the period of my employment at the Employer, which records will be available to and remain the sole property of the Employer at all times.

4. INTENTIONALLY OMITTED.

5. REASONABLENESS OF RESTRICTIONS.

5.1 I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Employer’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

5.2 In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and the Employer agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

5.3 If the court declines to enforce this Agreement in the manner provided in subsection 5.2, I and the Employer agree that this Agreement will be automatically modified to provide the Employer with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

6. NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Employer does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Employer. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

7. RETURN OF EMPLOYER PROPERTY. When I leave the employ of the Employer, I will deliver to the Employer any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Employer Inventions, Third Party Information or Proprietary Information of the Employer. I further agree that any property situated on the Employer’s premises and owned by the Employer, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Employer personnel at any time with or without notice. Prior to leaving, I will cooperate with the Employer in completing and signing the Employer’s termination statement, in a form reasonably acceptable to me, if requested to do so by the Employer.

8. LEGAL AND EQUITABLE REMEDIES.

8.1 I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Employer and the Employer will have the right to seek to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without prejudice to any other rights and remedies that the Employer may have for a breach or threatened breach of this Agreement.

8.2 I agree that if the Employer is successful in whole, and not in part, in any legal or equitable action against me under this Agreement, the Employer will be entitled to payment of all costs, including reasonable attorney’s fees, from me. The Employer agrees that if the Employer is not successful in whole, and not in part, in any legal or equitable action against me under this Agreement, then I will be entitled to payment of all costs, including reasonable attorney’s fees, from Employer.

9. NOTICES. Any notices required or permitted under this Agreement will be given to the Employer at its headquarters location at the time notice is given, labeled “Attention: Chief Executive Officer,” and to me at my address as listed on the Employer payroll, or at such other address as the Employer or I, respectively, may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

10. PUBLICATION OF THIS AGREEMENT TO SUBSEQUENT EMPLOYER OR BUSINESS ASSOCIATES OF EMPLOYEE.

10.1 If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, upon my breach of this Agreement, I hereby consent to the notification of my new employer or new business venture of my obligations under this Agreement.

11. GENERAL PROVISIONS.

11.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the Commonwealth of Massachusetts. Each of the parties hereby expressly consent to the personal jurisdiction and venue of any state court sitting in the Commonwealth of Massachusetts or any United States federal court located in the sitting in Boston, Massachusetts for any lawsuit filed there arising from or related to this Agreement.

11.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

11.3 Assignment; Successors and Assigns. This Agreement shall not be assigned by the Employer except to the extent that Letter Agreement is assigned, in whole, to the same assignee pursuant to the terms of such Letter Agreement. This Agreement is for my benefit and the benefit of the Employer, its successors, permitted assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

11.4 Survival. The provisions of this Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Employer to any successor in interest or other assignee.

11.5 Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by the Employer, nor will it interfere in any way with my right or the Employer’s right to terminate my employment at any time, with or without cause or advance notice.

11.6 Waiver. No waiver by the Employer of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Employer of any right under this Agreement will be construed as a waiver of any other right. The Employer will not be required to give notice to enforce strict adherence to all terms of this Agreement.

11.7 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

11.8 Entire Agreement. This Agreement, along with the Letter Agreement, is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us with respect to the subject matter hereto. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

11.9 Counterparts. This Agreement may be executed in two or more counterparts (which may be effectively delivered by facsimile or other electronic means), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signatures to follow on next page]

This Agreement will be effective as of March 10, 2022.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT 1 TO THIS AGREEMENT.

/s/ Maria Vilenchik
(Signature)

Maria Vilenchik
[Name]

ACCEPTED AND AGREED TO:

FELICITEX THERAPEUTICS, INC.:

By:	/s/ Marc Duey
Name:	Marc Duey
Title:	Chairman

EXHIBIT 11

PRIOR INVENTIONS

TO:	Felicitex Therapeutics, Inc.
FROM:
DATE:

SUBJECT: Prior Inventions

1. Except as listed in Section 2 below, the following is a complete list of all Prior Inventions (as defined in that certain Employee Proprietary Information and Inventions Assignment Agreement by and between Felicitex Therapeutics, Inc. and me):

☐ No inventions or improvements.

☐ See below:

☐ Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐ Additional sheets attached.

1 Note to Draft: To be provided.